Filed Pursuant to Rule 424(b)(5)
Registration No. 333-156603
PROSPECTUS SUPPLEMENT
(To Prospectus Dated January 30, 2009)

1,785,714 Shares of Common Stock
2,000 Shares of Series A Preferred Stock
Seven-Year Warrants to Purchase 1,339,285 Shares
150 Trading-Day Warrants to Purchase 540,000 Shares
67 Trading-Day Warrants to Purchase 2,196,400 Shares

    AKEENA SOLAR, INC.

We are offering up to 1,785,714 shares of our common stock, 2,000 shares of our Series A preferred stock and warrants to purchase up to 4,075,685 shares of our common stock in “units.”  For each unit purchased in this offering, investors will receive one share of common stock, approximately 0.00112 shares of Series A preferred stock (the “preferred stock”), warrants to purchase 0.75 share of common stock at an exercise price of $1.34 per share (the “Seven-Year Warrants”), warrants to purchase approximately 0.3023 shares of common stock at an exercise price of $1.12 per share (the “150-Day Warrants”), and warrants to purchase approximately 1.23 shares of common stock at an exercise price of $1.12 per share (the “67-Day Warrants”).  A fractional portion of each share of preferred stock will automatically convert into shares of our common stock if the volume weighted average price per share of our common stock (“VWAP”) on any trading day prior to June 18, 2009 is less than $1.12; provided that if the VWAP is $0.86 or less, all such shares of preferred stock will automatically be fully converted.  The maximum aggregate number of shares of our common stock issuable upon conversion in full of the preferred stock is 539,867.  Any shares of preferred stock not converted by June 18, 2009 will be cancelled.  The Seven-Year Warrants are exercisable beginning six months after their issuance date.  The 150-Day Warrants and 67-Day Warrants are exercisable immediately following the Closing, although the number of shares issuable upon exercise of the 150-Day Warrants will be reduced by the number of shares issued upon conversion of the preferred stock.  Under the 67-Day Warrants, we have a right, after April 14, 2009, to require the mandatory exercise of up to one-third of the shares underlying the warrant if the VWAP of our common stock for each of at least four out of five consecutive trading days exceeds $1.30, and the daily trading volume for each of these five trading days exceeds $175,000.  The shares of common stock, the Seven-Year Warrants, the 150-Day Warrants and the 67-Day Warrants are separable and will be issued separately; however, until the conversion or cancellation of the preferred stock, the preferred stock and the 150-Day Warrants purchased together as part of a unit may not be separately sold, transferred, assigned, hypothecated, pledged or otherwise disposed, directly or indirectly.

Our common stock is listed on the NASDAQ Capital Market under the ticker symbol “AKNS.”  On February 25, 2009, the last reported sale price of our common stock was $1.34 per share.

As of February 25, 2009, there were 21,713,157 shares of our common stock held by non-affiliates.  Based on the $2.43 per share closing price of our common stock on January 8, 2009, the aggregate market value of our outstanding common equity pursuant to General Instruction I.B.6 of Form S-3 was $52,762,972.  The value of all securities we have offered pursuant to that Instruction in the last 12 calendar months (including those offered hereby) is $13,215,791.

Our business and an investment in our securities involves risks.  These risks are described under the caption “Risk Factors” beginning on page S-6 of this prospectus supplement and page 6 of the accompanying prospectus.

	Per Unit	Total
Public offering price	$1.12	$1,999,999.68
Placement agent fees	$0.09	$158,000.00
Proceeds, before expenses, to us	$1.03	$1,841,999.68

We have engaged Cowen and Company, LLC as our lead placement agent and Roth Capital Partners, LLC as co-placement agent in connection with this offering.  The placement agents are not purchasing or selling any of the units, nor are they required to sell any specific number or dollar amount of units, but will use their commercially reasonable efforts to arrange for the sale of the units offered.  Because there is no minimum offering amount required as a condition to closing in this offering, the actual public offering amount, placement agent fees, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement and the accompanying prospectus.  Any representation to the contrary is a criminal offense.

Cowen and Company

 Roth Capital Partners

February 26, 2009

TABLE OF CONTENTS

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein.  We have not, and the placement agents have not, authorized anyone to provide you with information different from and in addition to that contained in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed incorporated by reference herein or therein.  We are not, and the placement agents are not, making an offer to sell or seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference herein or therein is complete and accurate as of their respective dates, and may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC.  This prospectus supplement describes the specific details regarding this offering, including the price, the amount of units and underlying securities being offered and the risks of investing in our securities.  The accompanying prospectus provides general information about us, some of which, such as the section entitled “Plan of Distribution,” may not apply to this offering.  If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.  You should read both this prospectus supplement and the accompanying prospectus together with the additional information about us described in the accompanying prospectus in the section entitled “Where You Can Find Additional Information.”  The information incorporated by reference is considered part of this prospectus supplement, and information we file later with the SEC may automatically update and supersede this information.

Prior to the registered offering to which this prospectus supplement relates, we commenced and abandoned a private offering in which we sought to raise up to $10 million in proceeds from the sale of our common stock, warrants to purchase our common stock, and /or the sale of debt convertible into shares of our common stock.  The offering was made solely to persons whom we and our lead placement agent believed to be accredited investors.  We abandoned the private offering prior to the end of December 2008.  We did not accept any offers to buy or indications of interest given in the private offering.  This prospectus supplement and the accompanying prospectus supersede any offering materials used in the private offering.

PROSPECTUS SUPPLEMENT SUMMARY

The items in the following summary are described in more detail in this prospectus supplement, the accompanying prospectus and in the documents incorporated or deemed incorporated by reference herein or therein.  This summary provides an overview of selected information and does not contain all of the information that you should consider before investing in the units subject to this offering.  Therefore, you should also read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein.  All references to “Akeena Solar,” “the Company,” “we,” “us,” “our,” and similar terms refer to Akeena Solar, Inc. and its subsidiaries on a consolidated basis.

Overview

We are a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Suntech, Kyocera, SMA and Fronius. We currently service customers in California, Colorado, Connecticut, Hawaii, New Jersey, New York, and Pennsylvania.  According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States.  To date, we have installed approximately 3,000 solar power systems.  Since the commencement of our operations in 2001, our sales have steadily grown, reaching approximately $7.2 million in 2005, $13.4 million in 2006, $32.2 million in 2007 and $29.9 million in the first three quarters of 2008.

We provide marketing, sales, design, construction, installation, maintenance, support and related solar power system services to residential and small commercial customers in the United States in locations in which the economics are favorable to solar power. We provide our customers with a single point of contact for their system design, engineering work, building permit, rebate approval, utility hookup and subsequent maintenance. We use our own crews or contractors, and perform engineering and design work with in-house staff and outside engineering firms.

We concentrate on the design and installation of grid-tied solar power systems. These systems are electrically connected to the utility grid so that excess energy produced during the day flows backwards through the utility’s electric meter, actually running the electric meter backwards. The meter will run backwards when the power produced by the solar system is greater than the power needs of the building. During the evenings or on cloudy days, energy is drawn from the grid normally and the meter runs forwards. Most utilities serving the areas in which we install systems allow for “net metering.” Customers on net metering only pay for the net amount of energy they consume during the year, essentially getting full retail credit for the energy they transmit back onto the utility grid during the day. We typically do not install off-grid systems (systems in which there is no utility service, such as a remote cabin), nor do we typically install battery backup systems or solar thermal systems.

Based on our experience as a solar power designer and integrator over the past seven years, we have identified certain areas in which installation costs can be significantly reduced.  Our Andalay product line is a “plug and play” solar panel technology that significantly reduces the installation time, parts and costs, and provides superior reliability and aesthetics for customers, when compared to other solar panel mounting products and technology.  Andalay offers the following features: (i) mounts closer to the roof with less space in between panels; (ii) no unsightly racks underneath or beside panels; (iii) built-in wiring connections; (iv) 70% fewer roof-assembled parts and 50% less labor required; (v) 25% fewer roof attachment points; and (vi) complete compliance with the National Electric Code and UL wiring and grounding requirements. We have applied for U.S. and international patents for Andalay.  Installation costs for a solar power system are generally proportional to the area of panels installed.  Thin film and amorphous solar cell technologies, although less expensive on a cost per watt basis, are generally less efficient (producing fewer watts per square foot) and more expensive to install.  Therefore, we believe that Andalay becomes even more useful for the new generation of less expensive but lower efficiency solar panels.  Andalay solar panel technology is generally applicable to all framed rooftop solar cell technologies, including silicon, amorphous silicon, thin film and concentrators.

We have existing supply relationships with Suntech Power Holdings Co. Ltd. (“Suntech”) and Kyocera Solar, Inc. (“Kyocera”) to provide us with volume manufacturing and delivery of our Andalay product used in our solar system installations.  In January 2008, we entered into a licensing agreement with Suntech to distribute our Andalay product in Europe, Japan and Australia.  We announced in early February 2009 an OEM relationship with Enphase Energy (“Enphase”) under which Enphase agreed to supply its proprietary micro-inverters to us for integration with our Andalay panels.  We plan to introduce new versions of our Andalay product that include the integrated micro-inverter in the second half of 2009.

Corporate Information

Akeena Solar was formed on February 23, 2001 as a California corporation and reincorporated as a Delaware corporation on June 2, 2006.  Our corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032.  Additional offices are located in Fresno (Clovis), Lake Forest, Palm Springs, San Diego, Santa Rosa and Thousand Oaks, California, Denver, Colorado, and Milford, Connecticut.  We maintain installation offices at all of these facilities.  Our telephone number is (408) 402-9400.  Additional information about Akeena Solar is available on our website at http://www.akeena.com.  The information on our web site is not incorporated herein by reference.

The Offering

Securities offered by us:

• Common stock	1,785,714 Shares

• Preferred stock	2,000 Shares

• Seven-Year Warrants to purchase common stock	1,339,285 Warrant Shares

• 150-Day Warrants to purchase common stock	540,000 Warrant Shares

• 67-Day Warrants to purchase common stock	2,196,400 Warrant Shares

Common stock to be outstanding after this offering	30,109,311 Shares

Use of proceeds
We intend to use approximately $200,000 of the net proceeds from this offering, together with cash on hand, to repay our outstanding indebtedness to Comerica Bank, which was approximately $17.7 million as of February 9, 2009, and we intend to use the remainder of the net proceeds for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of other debt.

Preferred stock terms
The preferred stock has limited or no voting rights, and no dividends will accrue on the preferred stock.  Upon our liquidation, dissolution or winding up, the holders of the preferred stock will be entitled to receive an amount equal to $232 for each share of preferred stock before any distribution or payment to the holders of the common stock.

A fractional portion of each share of the preferred stock will automatically convert into shares of our common stock on each trading day until June 18, 2009 if the volume weighted average price per share (“VWAP”) of our common stock on such trading day is below the lesser of (i) $1.12 and (ii) the lowest VWAP not less than $0.86 pursuant to which the preferred stock was previously converted (the “Automatic Conversion Price”).  All shares of preferred stock shall automatically fully convert on any trading day prior to June 18, 2009 that the VWAP is $0.86 or less.  The preferred stock shall convert into the number of shares of common stock equal to (a) the number of shares of preferred stock outstanding multiplied by $1,000 divided by the applicable Automatic Conversion Price less (b) the 1,785,714 shares of common stock issued in connection with this offering less (c) the shares of common stock previously issued upon conversion of the preferred stock.  If the VWAP on any trading day is $0.86 or less, all 2,000 shares of preferred stock will fully convert into the maximum conversion amount of 539,867 shares of common stock.  On June 18, 2009, any preferred stock still outstanding shall be deemed cancelled.

Seven-Year Warrant terms
The Seven-Year Warrants will be exercisable beginning six months after the date of issuance, through and until the date that is seven years from the date of initial exercisability (i.e. September 2, 2016), at an exercise price of $1.34 per share of common stock.

150-Day Warrant terms
The 150-Day Warrants will be exercisable immediately after issuance, through and including the date that is 150 trading days after the date of issuance (October 2, 2009), at an exercise price of $1.12 per share of common stock, provided, however, that to the extent any shares of common stock are issued pursuant to the conversion of the preferred stock, the number of shares of common stock issuable upon exercise of the 150-Day Warrant shall be reduced on a one for one basis.

67-Day Warrant	The 67-Day Warrants will be exercisable immediately after the date of issuance, through and until June 5, 2009, at an exercise price of $1.12 per share of common stock.

If, during the period commencing on April 15, 2009 and ending on June 5, 2009, the VWAP per share of our common stock for each of at least 4 out of 5 consecutive trading days during such five day period (the “Measurement Period”) exceeds $1.30, and the daily volume for each trading day during the Measurement Period of our common stock exceeds $175,000, then we can call for the mandatory exercise of these warrants, but not in an amount exceeding up to one-third of the original number of warrant shares issuable under such 67-Day Warrant for any single mandatory exercise.

NASDAQ Capital Market symbol	AKNS

Risk factors
See “Risk Factors” and other information included or incorporated into this prospectus supplement and the accompanying prospectus for a discussion of the factors you should carefully consider before deciding to invest in our securities.

The total number of shares of common stock outstanding after this offering is based on 29,333,431 shares outstanding as of February 6, 2009 (which includes 855,507 unvested shares of restricted stock granted to our employees), and excludes:

•	2,092,264 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $3.86 per share, under our stock plans;

•
3,037,619 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $4.15 (after giving effect to the initial adjustments described in the immediately succeeding paragraph); and

•
1,178,401 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan and 4,000,000 shares of common stock reserved for future issuance under our 2001 Stock Option Plan.

Of the warrants to purchase shares of our common stock that are outstanding as of February 6, 2009, there are warrants outstanding to purchase 588,010 shares of our common stock, at a weighted average exercise price of $3.83, which were issued in March 2007 and May 2007 and are subject to antidilution adjustment as a result of the issuance of the common stock, preferred stock and warrants being offered hereby, such that these outstanding warrants will become exercisable for an aggregate of 2,010,974 shares of our common stock with an exercise price of $1.12 per share upon the issuance of the units (subject to further adjustment if we issue additional shares of common stock as a result of the conversion of the preferred stock).

RISK FACTORS

Investing in our securities involves a high degree of risk.  You should consider the following risk factors, as well as other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding to purchase any shares of our units offered herein.  The risks and uncertainties described are not the only ones we face.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.  If any of these risks occur, our business, financial condition or results of operations could suffer, the market price of our common stock could decline and you could lose all or part of your investment in our securities.

Risks Related to Our Business

We are exposed to risks associated with the ongoing financial crisis and weakening global economy, which increase the uncertainty of project financing for commercial solar installations and the risk of non-payment from both commercial and residential customers.

The recent severe tightening of the credit markets, turmoil in the financial markets, and weakening global economy are contributing to slowdowns in the solar industry, which slowdowns may worsen if these economic conditions are prolonged or deteriorate further.  The market for installation of solar power systems depends largely on commercial and consumer capital spending. Economic uncertainty exacerbates negative trends in these areas of spending, and may cause our customers to push out, cancel, or refrain from placing orders, which may reduce our net sales.  Difficulties in obtaining capital and deteriorating market conditions may also lead to the inability of some customers to obtain affordable financing, including traditional project financing and tax-incentive based financing and home equity based financing, resulting in lower sales to potential customers with liquidity issues, and may lead to an increase of incidents where our customers are unwilling or unable to pay for systems they purchase, and additional bad debt expense for Akeena.  Further, these conditions and uncertainty about future economic conditions make it challenging for us to forecast our operating results, make business decisions, and identify the risks that may affect our business, financial condition and results of operations.  If we are unable to timely and appropriately adapt to changes resulting from the difficult macroeconomic environment, our business, financial condition or results of operations may be materially and adversely affected.

We are dependent upon our suppliers for the components used in the systems we design and install; and our major suppliers are dependent upon the continued availability and pricing of silicon and other raw materials used in solar modules.

The components used in our systems are purchased from a limited number of manufacturers. We source components (such as solar panels and inverters) from manufacturers such as Fronius, Kyocera, SMA and Suntech. We are subject to market prices for the components that we purchase for our installations, which are subject to fluctuation. We cannot ensure that the prices charged by our suppliers will not increase because of changes in market conditions or other factors beyond our control. An increase in the price of components used in our systems could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our services. Our suppliers are dependent upon the availability and pricing of silicon, one of the main materials used in manufacturing solar panels.  In the past, the world market for solar panels experienced a shortage of supply due to insufficient availability of silicon. This shortage caused the prices for solar modules to increase. Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, financial failure, or for other reasons, would adversely affect or limit our sales and growth. In addition, increases in the prices of modules could make systems that have been sold but not yet installed unprofitable for us. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Geographical business expansion efforts we make could result in difficulties in successfully managing our business and consequently harm our financial condition.

As part of our business strategy, we may seek to expand into other geographic markets. We face challenges in managing expanding product and service offerings and in integrating acquired businesses with our own. During 2007, we commenced operations at our Bakersfield, Manteca and Santa Rosa offices in California. We commenced operations in Fresno (Clovis), California, through the purchase of customer contracts, and additionally, we opened offices in Lake Forest, Palm Springs, San Diego and Thousand Oaks (Westlake Village), California. During 2008, we opened offices in Connecticut and Colorado. We may seek additional locations for expansion. We cannot accurately predict the timing, size and success of our expansion efforts and the associated capital commitments that might be required.  In addition, expansion efforts involve a number of other risks, including:

•	Failure of the expansion efforts to achieve expected results;

•	Diversion of management’s attention and resources to expansion efforts; and

•	Risks associated with unanticipated events, liabilities or contingencies.

Client dissatisfaction or performance problems at a single location could negatively affect our reputation. The inability to integrate and manage a new location could result in dilution, unfavorable accounting charges and difficulties in successfully managing our business.

Our Andalay technology may encounter unexpected problems, which could adversely affect our business and results of operations.

Our Andalay technology is relatively new and has not been tested in installation settings for a sufficient period of time to prove its long-term effectiveness and benefits. Problems may occur with Andalay that are unexpected and could have a material adverse effect on our business or results of operations. We have been issued U.S. Patent #7,406,800 from the United States Patent and Trademark Office which covers key claims of our Andalay solar panel technology. Several other of our patent applications covering Andalay are currently pending. Ultimately, we may not be able to realize the benefits from any patent that is issued.

Because our industry is highly competitive and has low barriers to entry, we may lose market share to larger companies that are better equipped to weather a deterioration in market conditions due to increased competition.

Our industry is highly competitive and fragmented, is subject to rapid change and has low barriers to entry. We may in the future compete for potential customers with solar and HVAC systems installers and servicers, electricians, utilities and other providers of solar power equipment or electric power. Some of these competitors may have significantly greater financial, technical and marketing resources and greater name recognition than we have.

We believe that our ability to compete depends in part on a number of factors outside of our control, including:

•	the ability of our competitors to hire, retain and motivate qualified technical personnel;

•	the ownership by competitors of proprietary tools to customize systems to the needs of a particular customer;

•	the price at which others offer comparable services and equipment;

•	the extent of our competitors’ responsiveness to client needs; and

•	installation technology.

Competition in the solar power services industry may increase in the future, partly due to low barriers to entry, as well as from other alternative energy sources now in existence or developed in the future. Increased competition could result in price reductions, reduced margins or loss of market share and greater competition for qualified technical personnel. There can be no assurance that we will be able to compete successfully against current and future competitors. If we are unable to compete effectively, or if competition results in a deterioration of market conditions, our business and results of operations would be adversely affected.

Our profitability depends, in part, on our success and brand recognition and we could lose our competitive advantage if we are not able to protect our trademarks and patents against infringement, and any related litigation could be time-consuming and costly.

We believe our brand has gained substantial recognition by customers in certain geographic areas. We have registered the “Akeena” and “Andalay” trademarks with the United States Patent and Trademark Office. Use of our trademarks or similar trademarks by competitors in geographic areas in which we have not yet operated could adversely affect our ability to use or gain protection for our brand in those markets, which could weaken our brand and harm our business and competitive position. In addition, any litigation relating to protecting our trademarks and patents against infringement could be time consuming and costly.

The success of our business depends on the continuing contributions of Barry Cinnamon and other key personnel who may terminate their employment with us at any time, and we will need to hire additional qualified personnel.

We rely heavily on the services of Barry Cinnamon, our Chief Executive Officer, as well as several other management personnel. Loss of the services of any such individuals would adversely impact our operations. In addition, we believe our technical personnel represent a significant asset and provide us with a competitive advantage over many of our competitors and that our future success will depend upon our ability to retain these key employees and our ability to attract and retain other skilled financial, engineering, technical and managerial personnel. None of our key personnel are party to any employment agreements with us and management and other employees may voluntarily terminate their employment at any time. We do not currently maintain any “key man” life insurance with respect to any of such individuals.

If we are unable to attract, train and retain highly qualified personnel, the quality of our services may decline and we may not successfully execute our internal growth strategies.

Our success depends in large part upon our ability to continue to attract, train, motivate and retain highly skilled and experienced employees, including technical personnel. Qualified technical employees periodically are in great demand and may be unavailable in the time frame required to satisfy our customers’ requirements. While we currently have available technical expertise sufficient for the requirements of our business, expansion of our business could require us to employ additional highly skilled technical personnel. We expect competition for such personnel to increase as the market for solar power systems expands.

There can be no assurance that we will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The loss of personnel or our inability to hire or retain sufficient personnel at competitive rates of compensation could impair our ability to secure and complete customer engagements and could harm our business.

Unexpected warranty expenses or service claims could reduce our profits.

We maintain a warranty reserve on our balance sheet for potential warranty or service claims that could occur in the future. This reserve is adjusted based on our ongoing operating experience with equipment and installations. It is possible, perhaps due to bad supplier material or defective installations, that we would have actual expenses substantially in excess of the reserves we maintain. Our failure to accurately predict future warranty claims could result in unexpected profit volatility.

Our obligations under our credit facility are secured by all of our assets, so if the lender forecloses on its security interest, we may have to liquidate some or all of our assets, which may cause us to cease operations.

Unless we amend our credit facility to eliminate the asset-based line of credit from our facility, our obligations under the 2007 Credit Facility with Comerica Bank are secured by all of our assets. If we default under the credit facility we could be required to repay all of our borrowings thereunder. In addition, Comerica could foreclose its security interest and liquidate some or all of our assets, which could cause us to cease operations.

We are subject to restrictive covenants in connection with our credit facility that may limit our ability to borrow additional funds or to raise additional equity as may be required to fund our future operations.

Unless we amend our credit facility to eliminate the asset-based line of credit from our facility, the terms of the 2007 Credit Facility with Comerica may limit our ability, without Comerica’s consent, to, among other things, enter into certain transactions and create additional liens on our assets and could adversely affect our liquidity and our ability to attract additional funding if required for our business.

Our Chief Executive Officer, Barry Cinnamon, beneficially owns a significant number of shares of our common stock, which gives him significant influence over decisions on which our stockholders may vote and which may discourage an acquisition of the Company.

Barry Cinnamon, our Chief Executive Officer, beneficially owns, in the aggregate, approximately 25.6% of our outstanding common stock before this offering. The interests of our Chief Executive Officer may differ from the interests of other stockholders. As a result, Mr. Cinnamon’s voting power may have a significant influence on the outcome of virtually all corporate actions requiring stockholder approval, irrespective of how our other stockholders may vote, including the following actions:

•	election of our directors;

•	the amendment of our Certificate of Incorporation or By-laws;

•	the merger of our company or the sale of our assets or other corporate transaction; and

•	controlling the outcome of any other matter submitted to the stockholders for vote.

Mr. Cinnamon’s stock ownership may discourage a potential acquirer from seeking to acquire shares of our common stock or otherwise attempting to obtain control of our company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Risks Related to This Offering

We may need additional capital in the future to fund the growth of our business, and financing may not be available.

Our currently available capital resources, combined with the net cash proceeds from this offering, cash flows from operations and expected interest income, may be insufficient to meet our working capital and capital expenditure requirements.  Our cash requirements will depend on numerous factors, including the rate of growth of our sales, the timing and levels of products purchased, payment terms and credit limits from manufacturers, the availability and terms of asset-based credit facilities, the timing and level of our accounts receivable collections, and our ability to manage our business profitability.

We may need to raise additional funds through public or private debt or equity financings or enter into new asset-based or other credit facilities, but such financings may dilute our stockholders.  We cannot assure you that any additional financing that we may need will be available on terms favorable to us, or at all.  If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of unanticipated opportunities, develop new products or otherwise respond to competitive pressures.  In any such case, our business, operating results, or financial condition could be materially adversely affected.

Our management team will have broad discretion over the use of the net proceeds from this offering.

Our management will use their discretion to direct the net proceeds from this offering.  We intend to use approximately $200,000 of the net proceeds, together with cash on hand, to repay our outstanding indebtedness to Comerica Bank, which was approximately $17.7 million as of February 9, 2009, and we intend to use the remainder of the net proceeds for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of other debt.  Our management’s judgments may not result in positive returns on your investment and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

Investors in this offering will experience immediate and substantial dilution

The public offering price of the securities offered pursuant to this prospectus supplement is substantially higher than the net tangible book value per share of our common stock.  Therefore, if you purchase units in this offering, you will incur immediate and substantial dilution in the pro forma net tangible book value per share of common stock from the price per share that you pay for the common stock.  If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution.

There is no public market for the preferred stock or the warrants to purchase common stock in this offering.

There is no established public trading market for the preferred stock or the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing the preferred stock or the warrants on any securities exchange or for quotation on the NASDAQ Capital Market. Without an active market, the liquidity of the preferred stock or the warrants will be limited.

Our stock price is volatile, and you may not be able to resell your shares at or above the offering price.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility.  The value of our common stock may decline regardless of our operating performance or prospects.  Factors affecting our market price include:

•	our perceived prospects;

•	variations in our operating results and whether we have achieved key business targets;

•	changes in, or our failure to meet, revenue estimates;

•	changes in securities analysts’ buy/sell recommendations;

•	differences between our reported results and those expected by investors and securities analysts;

•	announcements of new contracts by us or our competitors;

•	reaction to any acquisitions, joint ventures or strategic investments announced by us or our competitors; and

•	general economic, political or stock market conditions.

If the trading price of our common stock falls, our common stock could be delisted from the Nasdaq Capital Market.

We must meet Nasdaq’s continuing listing requirements in order for our common stock to remain listed on the Nasdaq Capital Market. The listing criteria we must meet include, but are not limited to, a minimum bid price for our common stock of $1.00 per share.  The recent trading price of our common stock has fallen below that level, and has been as low as $0.92 per share within the last twelve months.  The closing price on February 25, 2009 was $1.34 per share.  Failure to meet Nasdaq’s continued listing criteria may result in the delisting of our common stock from the Nasdaq Capital Market.  A delisting from the Nasdaq Capital Market will make the trading market for our common stock less liquid, and will also make us ineligible to use Form S-3 to register the sale of shares of our common stock or to register the resale of our securities held by certain of our security holders with the SEC, thereby making it more difficult and expensive for us to register our common stock or other securities and raise additional capital.

Our stockholders may be diluted by the conversion of preferred stock and exercise of outstanding warrants to purchase common stock and this offering will result in a significant increase in the number of shares issuable upon the exercise of such warrants.

As of February 6, 2009, we have certain outstanding warrants to purchase 588,010 shares of our common stock at exercise prices ranging from $2.75 per share to $3.95 per share (with a weighted average exercise price of $3.83) that were issued in connection with previous equity financing transactions in March 2007 and May 2007.  The number of shares of our common stock issuable upon exercise of those warrants, and therefore the dilution of existing common stockholders, is subject to increase as a result of certain sales of our securities that trigger the antidilution provisions of those warrants, including the offering of shares of the securities underlying the units subject to this offering at a price below the applicable exercise price of those warrants.  As a result of this offering, the exercise price for each of those outstanding warrants will be initially reduced to $1.12 per share and the aggregate number of shares of common stock issuable upon exercise of the warrants will be initially increased to 2,010,974 shares upon the issuance of the units (subject to further adjustment if we issue additional shares of common stock as a result of the conversion of the preferred stock).

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders of shares of common stock in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. As of February 6, 2009, we have approximately 29,333,431 shares of common stock outstanding (which includes 855,507 unvested shares of restricted stock granted to our employees), and we have warrants to purchase 1,614,655 shares of common stock (of which warrants to purchase 588,010 shares are subject to adjustment as described above) and options to purchase 2,092,264 shares of common stock outstanding.  All of the shares of common stock issuable upon exercise of our outstanding warrants and any vested options will be freely tradable without restriction under the federal securities laws unless purchased by our affiliates.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future.  Our current policy is to retain all funds and earnings for use in the operation and expansion of our business.  In addition, our debt agreement prohibits the payment of cash dividends or other distributions on any of our capital stock except dividends payable in additional shares of capital stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus (including any document incorporated by reference herein or therein) include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events.  Forward-looking statements involve risks and uncertainties including, without limitation, our ability to raise capital to finance our operations, the effectiveness, profitability and the marketability of our services, our ability to protect our proprietary information, general economic and business conditions, the impact of technological developments and competition, adverse results of any legal proceedings, the impact of current, pending or future legislation and regulation of the solar power industry, our ability to enter into acceptable relationships with one or more manufacturers for solar panel components and the ability of such contract manufacturers to manufacture products or components of an acceptable quality on a cost-effective basis, our ability to attract or retain qualified senior management personnel, including sales and marketing and technical personnel and other risks detailed from time to time in our filings with the SEC.  We make such forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In this prospectus supplement and the accompanying prospectus (including any documents incorporated by reference herein or therein), words such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “intends,” “potential,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements.

Our actual results and the timing of certain events may differ materially from the results discussed, projected, anticipated or indicated in any forward-looking statements.  Any forward-looking statement should be considered in light of factors discussed under “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus (including any documents incorporated by reference herein or therein).

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  We disclaim any obligation, except as specifically required by law and the rules of the Securities and Exchange Commission, to publicly update or revise any such statements to reflect any change in company expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of securities to be offered by this prospectus supplement will be approximately $1.557 million, after deducting the placement agents’ fees and estimated expenses of this offering.  In addition, if all of the warrants offered by this prospectus supplement are fully exercised for cash, we will receive additional proceeds of approximately $4.859 million. There can be no assurance that we will be successful in selling any or all of the securities offered hereby. Because there is no minimum offering amount required as a condition to closing in this offering, we may sell less than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us.

We intend to use approximately $200,000 of the net proceeds, together with cash on hand, to repay our outstanding indebtedness to Comerica Bank, which was approximately $17.7 million as of February 9, 2009, and we intend to use the remainder of the net proceeds for general corporate purposes.  General corporate purposes may include capital expenditures, future acquisitions, working capital and repayment of other debt.  We may invest the net proceeds temporarily until we use them for their stated purpose.

DIVIDEND POLICY

To date, we have paid no cash dividends to our shareholders and we do not intend to pay cash dividends in the foreseeable future.

CAPITALIZATION

The following table summarizes our cash position and capitalization as of September 30, 2008 on an actual basis and as adjusted to reflect the sale of the units we are offering at the public offering price $1.12 per unit, after deducting the placement agent fees and estimated expenses of this offering, and reflecting the anticipated amendment of our line of credit facility concurrent with the closing.  You should read this information in conjunction with our consolidated financial statements and the related notes beginning on page 26 of our Annual Report on Form 10-KSB and on page 2 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, which we have filed with the SEC.

	As of September 30, 2008
	Actual	As Adjusted
	(unaudited)	(unaudited)
Cash and cash equivalents	$2,602,717	$4,444,717
Restricted cash	14,949,491	—
Total cash position	$17,552,208	$4,424,717

Long term debt, including current portion and warrant liability	$15,813,932	$2,440,044
Stockholders’ equity:
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	$—	$2
Common stock, $0.001 par value, 50,000,000 shares authorized; 28,323,597 shares issued and outstanding, actual; 30,109,311 shares issued and outstanding, as adjusted	28,323	30,109
Additional paid-in capital	52,298,421	52,278,030
Accumulated deficit	(27,798,051)	(27,798,051)
Total capitalization	$40,342,625	$26,950,134

Amounts representing common stock outstanding on September 30, 2008 exclude the following:

•	1,413,597 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans, at a weighted average exercise price of $5.54 per share;

•
3,037,619 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $4.15 (after giving effect to the initial adjustment in the immediately succeeding paragraph);

•
1,171,076 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan and 4,000,000 shares of common stock reserved for future issuance under our 2001 Stock Option Plan; and

•	773,289 unvested shares of restricted stock granted under our 2006 Incentive Stock Plan.

As of September 30, 2008, there are warrants outstanding to purchase 1,614,655 shares of our common stock.  Of these warrants, warrants outstanding to purchase 588,010 shares of our common stock at a weighted average exercise price of $3.83, which were issued in March 2007 and May 2007, are subject to adjustment as a result of the issuance of the common stock, preferred stock and warrants being offered hereby, such that these outstanding warrants will become exercisable for an aggregate of 2,010,974 shares of our common stock with an exercise price of $1.12 per share upon the issuance of the units (subject to further adjustment if we issue additional shares of common stock as a result of the conversion of the preferred stock).

DILUTION

If you invest in our units, your ownership interest will be diluted by the difference between the price per share you pay and the net tangible book value per share of our common stock immediately after this offering.  Our net tangible book value as of September 30, 2008 was approximately $24,153,120 or $0.85 per share of our common stock.  Our net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of September 30, 2008.  After giving effect to the sale of units we are offering at the public offering price of $1.12 per unit (and excluding shares of common stock issued and any proceeds that we may receive upon exercise of the warrants), after deducting the placement agents’ fees and estimated offering expenses payable by us and after reflecting the pay down of our Comerica Credit Facility, our net tangible book value as of September 30, 2008 would have been approximately $24,134,516, or $0.80 per share of our common stock.  This amount represents a decrease in net tangible book value of $0.051 per share to our existing stockholders and an immediate dilution in net tangible book value of $0.32 per share to new investors purchasing securities in this offering.  We determine dilution by subtracting the adjusted net tangible book value per share after this offering from the assumed public offering price per unit.  The following table illustrates the dilution in net tangible book value per share to new investors.

Assumed public offering price per share		$1.12

Net tangible book value per share as of September 30, 2008	$0.853

Increase in net tangible book value per share attributable to this offering	$(0.051)

Adjusted net tangible book value per share as of September 30, 2008 after giving effect to this offering		$0.802

Dilution in net tangible book value per share to new investors		$0.32

The foregoing table is based on 28,323,597 shares of common stock outstanding as of September 30, 2008 and does not take into effect further dilution to new investors that could occur as follows:

•	1,413,597 shares of common stock issuable upon exercise of stock options outstanding under our stock option plans at a weighted average exercise price of $5.54 per share;

•
3,037,619 additional shares of common stock reserved for issuance under various outstanding warrant agreements, at a weighted average exercise price of $4.15 (after giving effect to the initial adjustment in the immediately succeeding paragraph);

•
1,171,076 additional shares of common stock reserved for future issuance under our 2006 Incentive Stock Plan and 4,000,000 shares of common stock reserved for future issuance under our 2001 Stock Option Plan; and

•	773,289 unvested shares of restricted common stock granted under our 2006 Incentive Stock Plan.

As of September 30, 2008, there are warrants outstanding to purchase 1,614,655 shares of our common stock.  Of these warrants, warrants outstanding to purchase 588,010 shares of our common stock at a weighted average exercise price of $3.83, which were issued in March 2007 and May 2007, are subject to adjustment as a result of the issuance of the common stock, preferred stock and warrants being offered hereby, such that these outstanding warrants will become exercisable for an aggregate of 2,010,974 shares of our common stock with an exercise price of $1.12 per share upon the issuance of the units (subject to further adjustment if we issue additional shares of common stock as a result of the conversion of the preferred stock).

To the extent options or warrants outstanding as of September 30, 2008 have been or may be exercised or other shares are issued, there may be further dilution to new investors.

DESCRIPTION OF PREFERRED STOCK

The shares of preferred stock in this offering will be issued pursuant to a securities purchase agreement between each of the investors and us and in accordance with the terms of the certificate of designation of the preferences and rights of the Series A Preferred Stock.  For a complete description of the terms and conditions applicable to the preferred stock, you should review a copy of the securities purchase agreement and the certificate of designation regarding the preferred stock, each of which were filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this offering on February 26, 2009. The following is a brief summary of the preferred stock and is subject in all respects to the provisions contained in the certificate of designation.

The preferred stock has limited or no voting rights.  Upon our liquidation, dissolution or winding up, the holders of preferred stock will be entitled to receive out of our assets an amount equal to $232 per share of preferred stock before any distribution or payment is made to the holders of common stock.  If our assets are insufficient to pay in full this liquidation preference, then the entirety of our assets will be distributed ratably to the holders of the preferred stock.  No dividends will accrue on the preferred stock.

A fractional portion of each share of the preferred stock will automatically convert into shares of our common stock on each trading day until June 18, 2009, if the volume weighted average price per share (“VWAP”) of our common stock on such trading day (the “Automatic Conversion Price”) is less than the lesser of (i) $1.12 and (ii) the lowest VWAP not less than $0.86 pursuant to which the preferred stock was previously converted.  All shares of preferred stock shall automatically fully convert on any trading day prior to June 18, 2009 that the VWAP is $0.86 or less.  Upon each such conversion, a fractional portion of the preferred stock shall convert into the number of shares of common stock equal to (a) the number of shares of preferred stock outstanding multiplied by $1,000 divided by the applicable Automatic Conversion Price less (b) the number of shares of common stock issued in connection with this offering (1,785,714 shares) less (c) the aggregate number of shares of common stock previously issued upon conversion of the preferred stock.  If the VWAP on any trading day is $0.86 or less, all 2,000 shares of preferred stock will fully convert into a cumulative maximum total of 539,867 shares of common stock.  On June 18, 2009, any preferred stock still outstanding shall be deemed cancelled.

No fractional shares shall be issued upon conversion of the preferred stock and all fractional shares will be rounded up to the next whole share.  If we fail to timely deliver certificates following conversion of the preferred stock, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

Prior to the redemption or conversion of the preferred stock, the preferred stock and the 150-Day Warrants purchased together as part of a unit may not be separately sold, transferred, assigned, hypothecated, pledged or otherwise disposed, directly or indirectly, and each may only be sold, transferred, assigned, hypothecated, pledged or otherwise disposed, directly or indirectly as part of a sale, transfer, assignment, hypothecation, pledge or other disposition of both the 150-Day Warrant and shares of preferred stock acquired as part of such unit.

The preferred stock will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the preferred stock.

DESCRIPTION OF WARRANTS

The warrants in this offering will be issued pursuant to a securities purchase agreement between each of the investors and us. You should review a copy of the securities purchase agreement, and the forms of warrant, which have been filed as an exhibit to a Current Report on Form 8-K filed with the Securities and Exchange Commission in connection with this offering, on February 26, 2009, for a complete description of the terms and conditions applicable to the warrants. The following is a brief summary of the warrants and is subject in all respects to the provisions contained in the warrants.

Seven-Year Warrants.

Each Seven-Year Warrant represents the right to purchase up to one share of common stock at an exercise price of $1.34 per share.  Each Seven-Year Warrant may be exercised on or after the date that is six months after the date of issuance (September 2, 2009) through and including the date that is seven years from the date of exercisability (i.e. September 2, 2016).

We will not effect any exercise if after giving effect to the issuance after exercise, the holder, together with its affiliates and any person acting as a group with such holder, would beneficially own in excess of 4.99% of our outstanding common stock, except as otherwise elected by a warrant holder s provided in the warrant agreement.

The exercise price and the number of shares underlying the Seven-Year Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations, subsequent rights offerings, pro rata distributions, or similar events affecting our common stock. In addition, in the event we consummate any transaction effecting a disposition of all or substantially all of our assets, purchase offer, tender offer or exchange offer accepted by the holders of 50% or more of our outstanding common stock, reclassification, reorganization or recapitalization, spin off event or other stock or share purchase agreement or other business combination, whereby more than 50% of our outstanding shares are acquired (each a “Fundamental Transaction”), in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the Seven-Year Warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.  In addition, in the event of any Fundamental Transaction completed for cash, as a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, or involving a person not trading on a national securities exchange, then the holder of the warrant has the right to require us to purchase the warrant for an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant.

No fractional shares of common stock will be issued in connection with the exercise of a Seven-Year Warrant. In lieu of fractional shares, we will at our election either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.  If we fail to timely deliver certificates following exercise of a Seven-Year Warrant, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

A Seven-Year Warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

The Seven-Year Warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

150-Day Warrants.

Each 150-Day Warrant represents the right to purchase up to one share of common stock at an exercise price equal to $1.12 per share, subject to adjustment as described below.  Each 150-Day Warrant is immediately exercisable, through and including the date that is 150 trading days after the date of issuance (October 2, 2009).  The maximum number of shares of common stock issuable upon exercise of 150-Day Warrants shall be reduced on a one for one basis by any shares of common stock issued upon conversion of preferred stock.

We will not effect any exercise if after giving effect to the issuance after exercise, the holder, together with its affiliates and any person acting as a group with such holder, would beneficially own in excess of 4.99% of our outstanding common stock, except as otherwise elected by a warrant holder as provided in the warrant agreement.

The exercise price and the number of shares underlying the 150-Day Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations, subsequent rights offerings, pro rata distributions, or similar events affecting our common stock. In addition, in the event we consummate any transaction effecting a disposition of all or substantially all of our assets, purchase offer, tender offer or exchange offer accepted by the holders of 50% or more of our outstanding common stock, reclassification, reorganization or recapitalization, spin off event or other stock or share purchase agreement or other business combination, whereby more than 50% of our outstanding shares are acquired (each a “Fundamental Transaction”), in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the 150-Day Warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.  In addition, in the event of any Fundamental Transaction completed for cash, as a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, or involving a person not trading on a national securities exchange, then the holder of the warrant has the right to require us to purchase the warrant for an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant.

No fractional shares of common stock will be issued in connection with the exercise of a 150-Day Warrant. In lieu of fractional shares, we will at our election either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.  If we fail to timely deliver certificates following exercise of a 150-Day Warrant, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

A 150-Day Warrant may be transferred by a holder without our consent, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer; provided, however, that prior to conversion or cancellation of the preferred stock, a 150-Day Warrant and the preferred stock purchased together as part of a unit may not be separately sold, transferred, assigned, hypothecated, pledged or otherwise disposed, directly or indirectly, and each may only be sold, transferred, assigned, hypothecated, pledged or otherwise disposed of, directly or indirectly as part of a sale, transfer, assignment, hypothecation, pledge or other disposition of both the 150-Day Warrant and shares of preferred stock acquired as part of such unit.

The 150-Day Warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

67-Day Warrants.

Each 67-Day Warrant represents the right to purchase up to one share of common stock at an exercise price equal to $1.12 per share, subject to adjustment as described below.  Each 67-Day Warrant is immediately exercisable, through and including the date that is 67 trading days after the date of issuance (June 5, 2009).

If, during the period commencing on April 15, 2009 and ending on June 5, 2009, (i) the volume weighted average price (“VWAP”) per share of our common stock for each of at least 4 out of 5 consecutive trading days during such 5 day period (the “Measurement Period”) exceeds $1.30, (ii) the daily trading volume in our common stock for each trading day during the Measurement Period exceeds $175,000, and (iii) the holder of the 67-Day Warrant is not in possession of any material non-public information regarding us, then we can call for the mandatory exercise of these warrants, but not in an amount exceeding up to one-third of the original number of warrant shares issuable under such 67-Day Warrant for any single mandatory exercise (the “Put”), so long as we have honored all notices of exercise, the registration statement covering such shares remains effective and our common stock continues to be listed or traded on an accepted trading market.  We cannot exercise the Put within four days of a prior Put, within two days of receipt of a notice of exercise, during the period April 8, 2009 through April 16, 2009, or on a date when the VWAP is less than $1.30.

We will not effect any exercise if after giving effect to the issuance after exercise, the holder, together with its affiliates and any person acting as a group with such holder, would beneficially own in excess of 4.99% of our outstanding common stock, except as otherwise elected by a warrant holder s provided in the warrant agreement.

The exercise price and the number of shares underlying the 67-Day Warrants are subject to appropriate adjustment in the event of stock splits, stock dividends on our common stock, stock combinations, subsequent rights offerings, pro rata distributions, or similar events affecting our common stock. In addition, in the event we consummate any transaction effecting a disposition of all or substantially all of our assets, purchase offer, tender offer or exchange offer accepted by the holders of 50% or more of our outstanding common stock, reclassification, reorganization or recapitalization, spin off event or other stock or share purchase agreement or other business combination, whereby more than 50% of our outstanding shares are acquired (each a “Fundamental Transaction”), in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the 67-Day Warrants will be entitled to receive upon exercise of such warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised such warrants immediately prior to such reorganization event.  In addition, in the event of any Fundamental Transaction completed for cash, as a transaction under Rule 13e-3 of the Securities Exchange Act of 1934, or involving a person not trading on a national securities exchange, then the holder of the warrant has the right to require us to purchase the warrant for an amount of cash equal to the Black Scholes value of the remaining unexercised portion of the warrant.

No fractional shares of common stock will be issued in connection with the exercise of a 67-Day Warrant. In lieu of fractional shares, we will at our election either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.  If we fail to timely deliver certificates following exercise of a 67-Day Warrant, we will be obligated for liquidated damages and compensation for any purchases made by the holder to cover any shares not timely delivered.

A 67-Day Warrant may be transferred by a holder so long as the transferee is reasonably acceptable to us, upon surrender of the warrant to us, properly endorsed (by the holder executing an assignment in the form attached to the warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer.

The 67-Day Warrants will not be listed on any securities exchange or automated quotation system and we do not intend to arrange for any exchange or quotation system to list or quote the warrants.

OVERVIEW OF FINANCIAL CONDITION, LIQUIDITY AND CAPITAL RESOURCES

Our primary capital requirement is to fund purchases of solar panels and inverters. Significant sources of liquidity are cash on hand, cash flows from operating activities, working capital and proceeds from equity financings.  Concurrent with the closing of the offering contemplated by this prospectus supplement, we plan to amend our 2007 Credit Facility with Comerica Bank.  In conjunction with this amendment, we plan to repay the outstanding principal balance on the 2007 Credit Facility by using $17,500,000 of our cash balance that is on deposit with Comerica plus approximately $200,000 of the proceeds from this offering. After the amendment, our credit facility with Comerica will have a limit of $1 million, subject to our obligation to maintain cash as collateral for any borrowings we incur or any letters of credit issued on our behalf.  The amendment will also eliminate the asset-based line of credit from our credit facility. Additional information regarding our financial condition, liquidity and capital resources is included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.

PLAN OF DISTRIBUTION

We are offering our units through placement agents.  Subject to the terms and conditions contained in the placement agent agreement dated February 26, 2009, Cowen and Company, LLC has agreed to act as the lead placement agent and Roth Capital Partners, LLC has agreed to act as a co-placement agent for the sale of 1,785,714 units consisting of an aggregate of 1,785,714 shares of our common stock, 2,000 shares of our Series A preferred stock, and warrants to purchase up to 4,075,685 shares of our common stock. The placement agents are not purchasing or selling any shares by this prospectus supplement or accompanying prospectus, nor are they required to arrange for the purchase or sale of any specific number or dollar amount of shares, but have agreed to use commercially reasonable efforts to arrange for the sale of all of the units.

The placement agent agreement provides that the obligations of the placement agents and the investors are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain opinions, letters and certificates from our counsel, our independent auditors and us.

Confirmations and definitive prospectuses will be distributed to all investors who agree to purchase units informing investors of the closing date as to such units.  We currently anticipate that closing of the sale of all units will take place on or about March 2, 2009. Investors will also be informed of the date and manner in which they must transmit the purchase price for their units.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and

•	Cowen and Company, LLC will receive placement agent fees on behalf of the placement agents in accordance with the terms of the placement agent agreement.

We will pay the placement agents a commission equal to $83,000 and during the first six months following the closing date of the offering, we will pay the placement agents on the one month anniversary of such closing date a commission of 8.9% of the amount of gross proceeds received pursuant to the cash exercise of any warrants during each such period.  We may also reimburse the placement agents for certain expenses incurred by them up to a maximum amount of $75,000.  We have granted to Cowen and Company, LLC a right to participate in specified transactions that may occur within twelve months from the closing date of this offering.  The placement agents will not receive any commission with respect to the shares of common stock issuable upon exercise of the warrants, except as previously disclosed.  The following table shows the per share and total placement agent fees to be paid to the placement agents by us.  These amounts are shown assuming all of the shares offered pursuant to this prospectus supplement are issued and sold by us.

	Per Unit	Total
Placement agent fees	$0.09	$158,000.00

There is no minimum offering amount required as a condition to closing in this offering.  Accordingly, we may sell substantially less than 1,785,714 units, in which case our net proceeds would be substantially reduced and the total placement agent fees may be substantially less than the maximum total set forth above.  The estimated offering expenses payable by us, in addition to the placement agents’ fee of $158,000, are approximately $285,000, which includes legal, accounting and printing costs and various other fees associated with registering and listing the shares of common stock.  After deducting certain fees due to the placement agents and our estimated offering expenses, we expect the net proceeds from this offering to be up to approximately $1.557 million.

We have agreed to indemnify the placement agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the placement agent agreement.  We have also agreed to contribute to payments the placement agents may be required to make in respect of such liabilities.

We, and our directors and executive officers, have agreed, subject to limited exceptions, that we and they will not offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of, or announce the intention to otherwise dispose of, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, without, in each case, the prior written consent of Cowen and Company, LLC for a period of 90 days after the offering as set forth in the placement agent agreement.  If, however, (i) we issue an earnings release or material news or a material event relating to us occurs during the last 17 days of the “lock-up” period, or (ii) prior to the expiration of the “lock-up” period, we announce that we will release earnings results during the 16-day period beginning on the last day of the “lock-up” period, the “lock-up” period shall be extended and the foregoing restrictions will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.  Cowen and Company, LLC, may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these “lock-up” agreements.

The placement agent agreement is included as an exhibit to our Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.

The transfer agent for our common stock is Empire Stock Transfer, Inc.

Our common stock is quoted on the NASDAQ Capital Market under the symbol “AKNS.”

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock, preferred stock and warrants offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by DLA Piper LLP (US).  Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, is acting as counsel for the lead placement agent in connection with certain legal matters related to this offering.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-3, of which this prospectus supplement and the accompanying prospectus are a part, under the Securities Act of 1933, as amended, to register the securities offered by this prospectus supplement.  However, this prospectus supplement and the accompanying prospectus do not contain all of the information contained in the registration statement and the exhibits and schedules to the registration statement.  We encourage you to carefully read the registration statement and the exhibits and schedules to the registration statement.

As a public company, we are required to file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any of our materials on file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC  20549, as well as at the SEC’s regional office at 5757 Wilshire Boulevard, Suite 500, Los Angeles, California  90036.  Our filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.  Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room.

PROSPECTUS	$30,000,000

AKEENA SOLAR, INC.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS TO PURCHASE COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES
UNITS

We may from time to time in one or more offerings offer and sell up to $30,000,000 aggregate dollar amount of common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.  We will provide the specific terms for each of these securities in supplements to this prospectus.  We may sell these securities to or through underwriters or dealers and also to other purchasers or through agents.  We will set forth the names of any underwriters, dealers or agents in the accompanying prospectus supplement applicable to the sale of such securities.  You should read carefully this prospectus and any supplement before you invest.

Where necessary, the applicable prospectus supplement will contain information about certain United States Federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AKNS.”  On January 26, 2009, the last reported sale price of our common stock on the NASDAQ Capital Market was $2.00.

Investing in any of our securities involves risk.  You should carefully consider the discussion regarding risk factors beginning on page 6 of this prospectus before you make an investment in the securities.

This prospectus may not be used to offer or sell any securities unless it is accompanied by the applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus if truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 30, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the “SEC”, using a “shelf” registration process.  Under this shelf registration process, we may from time to time in one or more offerings sell common stock, preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $30,000,000.  We have provided to you in this prospectus a general description of the securities we may offer.  Each time we sell securities, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of the offering.  We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus.  To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any dealer, salesman or any other person to provide you with additional or different information. This prospectus and any prospectus supplement are not an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate and are not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. You should not assume that the information in this prospectus or any prospectus supplement or in any document incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date of the document containing the information. We will disclose any material changes in our affairs in a post-effective amendment to the registration statement of which this prospectus is a part, a prospectus supplement, or a future filing with the Securities and Exchange Commission incorporated by reference in this prospectus.

The terms “Akeena Solar,” “we,” “us,” “our,” and the “Company” refer only to Akeena Solar, Inc.

As permitted by the rules and regulations of the SEC, the registration statement, of which this prospectus forms a part, includes additional information not contained in this prospectus.  You may read the registration statement and the other reports we file with the SEC at the SEC’s web site or at the SEC’s offices described below under the heading “Where You Can Find Additional Information.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  We urge you to read this entire prospectus carefully and any accompanying documents incorporated by reference before making an investment decision.

About Akeena Solar, Inc.

Akeena Solar is a leading designer and integrator of solar power systems. We market, sell, design and install systems for residential and commercial customers, sourcing components (such as solar modules and inverters) from manufacturers such as Suntech, Kyocera, SMA and Fronius. We currently service customers in California, Colorado, Connecticut, Hawaii, New York, New Jersey and Pennsylvania.  According to data compiled by the California Energy Commission and the New Jersey Clean Energy Program, over the past three years Akeena Solar has been one of the largest national integrators of residential and small commercial solar power systems in the United States.  To date, we have installed approximately 3,000 solar power systems.  Since the commencement of our operations in 2001, our sales have steadily grown, reaching approximately $7.2 million in 2005, $13.4 million in 2006, $32.2 million in 2007 and $29.9 million in the first three quarters of 2008.

Akeena Solar was formed on February 23, 2001 as a California corporation under the name “Akeena, Inc.” and reincorporated as a Delaware corporation on June 2, 2006, at which time its name was changed to “Akeena Solar, Inc.” On August 11, 2006, we entered into a reverse merger transaction (the “Merger”) with Fairview Energy Corporation, Inc. (“Fairview”).  Fairview had been in the development stage and had not commenced business operations prior to the Merger.  Since the stockholders of Akeena Solar owned a majority of the outstanding shares of Fairview common stock immediately following the Merger, and the management and board of Akeena Solar became the management and board of Fairview immediately following the Merger, the Merger was accounted for as a reverse merger transaction and Akeena Solar was deemed to be the acquirer.

Our corporate headquarters are located at 16005 Los Gatos Boulevard, Los Gatos, California 95032.  Additional offices are located in Fresno (Clovis), Lake Forest, Palm Springs, San Diego, Santa Rosa and Thousand Oaks, California, Denver, Colorado, and Milford, Connecticut.  We maintain installation offices at all of these facilities.  Our telephone number is (408) 402-9400.  Additional information about Akeena Solar is available on our website at http://www.akeena.com.  The information on our web site is not incorporated herein by reference.

SECURITIES WE MAY OFFER

With this prospectus, we may offer common stock, preferred stock, debt securities and warrants, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.  The aggregate initial offering price of all securities we sell in the primary offering under this prospectus will not exceed $30,000,000.  If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.  Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered.  The following is a summary of the securities we may offer with this prospectus.

We may sell the securities to or through underwriters, dealers or agents or directly to purchasers.  We, as well as any agents acting on our behalf, reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities.  Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

Common Stock

We may offer shares of our common stock, par value $0.001 per share, either alone or underlying other registered securities convertible into or exercisable for our common stock.  Holders of our common stock are entitled to such dividends as our board of directors may declare from time to time out of legally available funds, subject to the preferential rights of the holders of any shares of our preferred stock that are outstanding or that we may issue in the future.  Currently, we do not pay any dividends.  Each holder of our common stock is entitled to one vote per share.  Holders of our common stock have no preemptive rights.  In this prospectus, we provide a general description of, among other things, our dividend policy and the rights and restrictions that apply to holders of our common stock.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series.  Our board of directors or a committee designated by our board of directors will determine the dividend, voting and conversion rights and other provisions at the time of sale.  The particular terms of each class or series of preferred stock, including redemption privileges, liquidation preferences, voting rights, dividend rights and/or conversion rights, will be more fully described in the applicable prospectus supplement relating to the preferred stock offered thereby.

Debt Securities

We may offer general debt obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock.  In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities.”  We may issue debt securities under a note purchase agreement or under an indenture to be entered between us and a trustee; forms of the indentures are included as exhibits to the registration statement of which this prospectus is a part.  The indenture does not limit the amount of securities that may be issued under it and provides that debt securities may be issued in one or more series.  The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated.  The subordinated debt securities will be subordinated to our senior debt on terms set forth in the applicable prospectus supplement.  In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred stockholders of our subsidiaries.  Our board of directors will determine the terms of each series of debt securities being offered.  This prospectus contains only general terms and provisions of the debt securities.  The applicable prospectus supplement will describe the particular terms of the debt securities offered thereby.

Warrants

We may offer warrants for the purchase of debt securities, shares of preferred stock or shares of common stock.  We may issue the warrants by themselves or together with debt securities, preferred stock or common stock and the warrants may be attached to or separate from any offered securities.  Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent.  Our board of directors will determine the terms of the warrants.  This prospectus contains only general terms and provisions of the warrants.  The applicable prospectus supplement will describe the particular terms of the warrants being offered thereby.

RISK FACTORS

Investment in our securities involves risks.  Prior to making a decision about investing in our securities, you should consider carefully the risk factors, together with all of the other information contained or incorporated by reference in this prospectus and any prospectus supplement, including any additional specific risks described in the section entitled “Risk Factors” contained in any supplements to this prospectus and in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2007 and in our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2008, June 30, 2008 and September 30, 2008 filed with the SEC, as well as any amendments thereto reflected in subsequent filings with the SEC, which are incorporated herein by reference in their entirety.  Each of these risk factors could have a material adverse affect on our business, results of operations, financial position or cash flows, which may result in the loss of all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the information incorporated by reference in this prospectus and any prospectus supplement contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (collectively, the Private Securities Litigation Reform Act of 1995).  These forward-looking statements are based on our current expectations and beliefs, including estimates and projections about our industry.  Forward-looking statements may be identified by use of terms such as “anticipates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “believes” and similar expressions, although some forward-looking statements are expressed differently.  Statements concerning our financial position, business strategy and plans or objectives for future operations are forward-looking statements.  These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict and may cause actual results to differ materially from management’s current expectations.  Such risks and uncertainties include those referenced herein under “Risk Factors.” The forward-looking statements in this prospectus speak only as of the time they are made and do not necessarily reflect our outlook at any other point in time.

Except as may be required under the federal securities laws, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.  You are advised, however, to read any further disclosures we make on related subjects in our Form 10-K, Form 10-Q and Form 8-K reports to the Securities and Exchange Commission.  For any forward-looking statements contained in any document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of the securities for general corporate purposes, which may include the repayment or refinancing of indebtedness or the acquisition of complementary products or businesses.  We will have significant discretion in the use of any net proceeds.  Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  We may invest the net proceeds temporarily until we use them for their stated purpose.

When we offer a particular series of securities, we will describe the intended use of the net proceeds from that offering in a prospectus supplement.  The actual amount of net proceeds we spend on a particular use will depend on many factors, including, our future revenue growth, if any, our future capital expenditures and the amount of cash required by our operations.  Many of these factors are beyond our control.  Therefore, we will retain broad discretion in the use of the net proceeds.

RATIO OF EARNINGS TO FIXED CHARGES

We present below our ratio of earnings to fixed charges.  Earnings available to cover fixed charges consist of income (loss) from continuing operations before income taxes plus fixed charges.  Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rental expense we believe to be representative of interest.

			Year Ended December 31,
	Nine months ended September 30, 2008		2007		2006		2005	2004	2003

Earnings available to cover fixed charges	$(14,739,788)		$(10,757,960)		$(1,712,693)		$42,041	$180,047	$27,795

Fixed charges(1)	$430,410		$288,819		$96,548		$40,189	$24,036	$18,021

Ratio of earnings to fixed charges		(2)		(2)		(2)	1.0	7.5	1.5

(1)	Consists of interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expense that is representative of the interest factor.

(2)	Not meaningful.

SECURITIES WE MAY OFFER

We may offer shares of common stock, shares of preferred stock, debt securities or warrants to purchase common stock, preferred stock or debt securities, or any combination of the foregoing, either individually or as units comprised of one or more of the other securities.  We may offer up to $30,000,000 of securities under this prospectus.  If securities are offered as units, we will describe the terms of the units in a prospectus supplement.

DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

The following description of our common stock and preferred stock, together with the additional information we include in any applicable prospectus supplement, summarizes the material terms and provisions of the common stock and the preferred stock that we may offer pursuant to this prospectus.  While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement.  For the complete terms of our common stock and preferred stock, please refer to our certificate of incorporation and our By-Laws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any prospectus supplement.  The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.  The summary below and that contained in any prospectus supplement are qualified in their entirety by reference to our certificate of incorporation and our By-Laws.

Authorized Capitalization

We have 51,000,000 shares of capital stock authorized under our certificate of incorporation, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock.  As of January 5, 2009, we had 29,345,993 shares of common stock outstanding and no shares of preferred stock outstanding.  The authorized shares of common stock and preferred stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded.  If the approval of our stockholders is not so required, our board of directors may determine not to seek stockholder approval.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our board of directors out of funds legally available for such purpose, subject to any preferential dividend rights of any then outstanding preferred stock.  The shares of common stock are neither redeemable nor convertible.  Holders of common stock have no preemptive or subscription rights to purchase any of our securities.

Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name.  No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payments of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.  All of the outstanding shares of our common stock are, and the shares of common stock issued upon the conversion of any securities convertible into our common stock will be, fully paid and non-assessable.  The shares of common stock offered by this prospectus or upon the conversion of any preferred stock or debt securities or exercise of any warrants offered pursuant to this prospectus, when issued and paid for, will also be, fully paid and non-assessable.

Our common stock is listed on the NASDAQ Capital Market under the symbol “AKNS.”  Empire Stock Transfer, Inc. is the transfer agent and registrar for our common stock.  Empire Stock Transfer, Inc.’s address is 2470 St. Rose Parkway, Suite 304, Henderson, NV 89074, and their telephone number is (702) 818-5898.

Preferred Stock

Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  Although it has no present intention to do so, our board of directors may issue preferred stock with terms that could adversely affect the voting power of the holders of common stock.  If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult.  Additionally, the issuance of preferred stock may decrease the market price of our common stock.  The number of authorized shares of preferred stock may be increased or decreased, but not decreased below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the common stock without a vote of the holders of preferred stock, or any series of preferred stock, unless a vote of any such holder is required pursuant to the terms of such series of preferred stock.

The following description sets forth certain general terms and provisions of the preferred stock we may issue.  If we offer convertible preferred stock, such stock will be convertible into shares of our common stock.  With respect to any convertible preferred stock or preferred stock (each referred to herein as preferred stock) we may choose to offer, the specific designations and rights will be described in the prospectus supplement relating to the preferred stock offered, including the following terms.  Each time that we issue a new series of preferred stock, we will file with the Delaware Secretary of State and with the SEC a definitive certificate of designations which will state the designation, powers, preferences, rights and qualifications, limitations and restrictions of that series of preferred stock.  In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series.  These terms may include:

•	the designation of the series, which may be by distinguishing number, letter or title;

•
the number of shares of the series, which number the board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase or decrease (but not below the number of shares thereof then outstanding);

•	the price at which the preferred stock will be issued;

•
the dividend rate, the dates on which the dividends will be payable, if any, whether dividends shall be cumulative or noncumulative and other terms relating to the payment of dividends on the preferred stock;

•	the redemption rights and price or prices, if any, for shares of the series;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms and amount of such sinking fund provided for the purchase or redemption of shares of the series;

•
the amounts payable on shares of the series, and the special or relative rights of such shares, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company;

•
whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

•	any listing of the preferred stock on any securities exchange;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation and dissolution or winding up;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of shares of the series, provided that no share of preferred stock of any series will be entitled to more than one vote per share of preferred stock; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

Any prospectus supplement that we file in connection with an offering of preferred stock will describe all material terms of such series of preferred stock, including the rights to obtain common stock, if any, issuable upon conversion of such preferred stock.  However, the description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock, together with our By-Laws.  The registration statement of which this prospectus forms a part currently does or will in the future include the certificate of amendment and our By-Laws as exhibits or incorporate them by reference.

The preferred stock will, if and when issued, be fully paid and non-assessable.  The holders of the preferred stock will not have preemptive rights.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Charter Documents

The following is a summary of certain provisions of Delaware law, our certificate of incorporation and our By-Laws.  This summary does not purport to be complete and is qualified in its entirety by reference to the corporate law of Delaware and our certificate of incorporation and By-Laws.

Effect of Delaware Anti-Takeover Statute.  We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law.  In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	prior to that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•
upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares of voting stock outstanding (but not the voting stock owned by the interested stockholder) those shares owned by persons who are directors and officers and by excluding employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to that date, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, or who beneficially owns 15% or more of the outstanding voting stock of the corporation at anytime within a three year period immediately prior to the date of determining whether such person is an interested stockholder, and any entity or person affiliated with or controlling or controlled by any of these entities or persons.

Our Charter Documents. Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a stockholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our stockholders.  Certain of these provisions are summarized in the following paragraphs.

“Blank check” Preferred Stock.  Our certificate of incorporation permits us to issue up to 1,000,000 shares of preferred stock in one or more series and with rights and preferences that may be fixed or designated by our board of directors without any further action by our stockholders.  Although it has no present intention to do so, our board of directors may issue preferred stock with special voting rights or terms that could adversely affect the voting power of the holders of common stock.  Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of our company or to make removal of management more difficult.  If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

Stockholder Action by Written Consent.  Our By-Laws provide that a special meeting of stockholders may be called only by the chairman of the board, a majority of the entire board of directors or any officer instructed by the directors to call the meeting.  Stockholders are not permitted to call, or to require that the board of directors call, a special meeting of stockholders.  Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to the notice of the meeting given.  Our By-Laws establish an advance notice procedure for stockholders to nominate candidates for election as directors or to bring other business before meetings of our stockholders.

DESCRIPTION OF DEBT SECURITIES
General

The debt securities that we may issue may constitute debentures, notes, bonds or other evidences of indebtedness of Akeena Solar, to be issued in one or more series, which may include senior debt securities, and subordinated debt securities.  The particular terms of any series of debt securities we offer, including the extent to which the general terms set forth below may be applicable to a particular series, will be described in a prospectus supplement relating to such series.

Debt securities that we may issue may be issued under a senior indenture between us and a trustee, or a subordinated indenture between us and a trustee.  We have filed forms of the indentures as exhibits to the registration statement of which this prospectus is a part.  For ease of reference in this section, we refer to the indentures collectively as the “indenture.”  If we enter into any revised indenture or indenture supplement, we will file a copy of that supplement with the SEC.

THE FOLLOWING DESCRIPTION IS A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE.  IT DOES NOT RESTATE THE INDENTURE IN ITS ENTIRETY.  THE INDENTURE IS GOVERNED BY THE TRUST INDENTURE ACT OF 1939.  THE TERMS OF THE DEBT SECURITIES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT.  WE URGE YOU TO READ THE INDENTURE BECAUSE IT, AND NOT THIS DESCRIPTION, DEFINES YOUR RIGHTS AS A HOLDER OF THE DEBT SECURITIES.

The indenture contains no covenant or provision which affords debt holders protection in the event of a highly leveraged transaction.

Information You Will Find in the Prospectus Supplement

The indenture provides that we may issue debt securities from time to time in one or more series by resolution of our board of directors or by means of a supplemental indenture, and that we may denominate the debt securities and make them payable in foreign currencies.  The indenture does not limit the aggregate principal amount of debt securities that can be issued thereunder.  The prospectus supplement for a series of debt securities will provide information relating to the terms of the series of debt securities being offered, which may include:

•	the title and denominations of the debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable or the method of determination thereof;

•	the rate or rates, which may be fixed or variable, at which the debt securities of the series shall bear interest, if any, or the method of calculating and/or resetting such rate or rates of interest;

•	the dates from which such interest shall accrue or the method by which such dates shall be determined and the basis upon which interest shall be calculated;

•
the interest payment dates for the series of debt securities or the method by which such dates will be determined, the terms of any deferral of interest and any right of ours to extend the interest payments periods;

•	the place or places where the principal and interest on the series of debt securities will be payable;

•	the terms and conditions upon which debt securities of the series may be redeemed, in whole or in part, at our option or otherwise;

•
our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or other specified event or at the option of the holders and the terms of any such redemption, purchase, or repayment;

•
the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other securities, including, among other things, the initial conversion or exchange price or rate and the conversion or exchange period;

•
if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or formula, the manner in which such amounts will be determined;

•
if any payments on the debt securities of the series are to be made in a currency or currencies (or by reference to an index or formula) other than that in which such securities are denominated or designated to be payable, the currency or currencies (or index or formula) in which such payments are to be made and the terms and conditions of such payments;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including any additional covenants that may be subject to our covenant defeasance option;

•
the currency or currencies in which payment of the principal and premium, if any, and interest with respect to debt securities of the series will be payable, or in which the debt securities of the series shall be denominated, and the particular provisions applicable thereto in accordance with the indenture;

•
the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration or provable in bankruptcy or the method by which such portion or amount shall be determined;

•	whether the debt securities of the series will be secured or guaranteed and, if so, on what terms;

•	any addition to or change in the events of default with respect to the debt securities of the series;

•	the identity of any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in, the covenants currently set forth in the indenture;

•	the subordination, if any, of the debt securities of the series and terms of the subordination;

•	any other terms of the debt securities of the series; and

•
whether securities of the series shall be issuable as registered securities or bearer securities (with or without interest coupons), and any restrictions applicable to the offering, sale or delivery of such bearer securities and the terms upon which such bearer securities of a series may be exchanged for registered securities, and vice versa.

Holders of debt securities may present debt securities for exchange in the manner, at the places, and subject to the restrictions set forth in the debt securities, the indenture, and the prospectus supplement.  We will provide these services without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture, any board resolution establishing such debt securities and any applicable indenture supplement.  Debt securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery.

Senior Debt

We may issue senior debt securities under the indenture and any coupons that will constitute part of our senior debt.  Unless otherwise set forth in the applicable indenture supplement or in any board resolution establishing such debt securities and described in a prospectus supplement, the senior debt securities will be senior unsecured obligations, ranking equally with all of our existing and future senior unsecured debt.  The senior debt securities will be senior to all of our subordinated debt and junior to any secured debt we may incur as to the assets securing such debt.

Subordinated Debt

We may issue subordinated debt securities under the indenture and any coupons that will constitute part of such subordinated debt.  These subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner set forth in the indenture and any applicable indenture supplement, to all of our senior indebtedness.

If this prospectus is being delivered in connection with a series of subordinated debt securities, the accompanying prospectus supplement or the information incorporated by reference will set forth the approximate amount of senior indebtedness, if any, outstanding as of the end of our most recent fiscal quarter.

Interest Rate

Debt securities that bear interest will do so at a fixed rate or a floating rate.  We may sell, at a discount below the stated principal amount, any debt securities which bear no interest or which bear interest at a rate that at the time of issuance is below the prevailing market rate.  The relevant prospectus supplement will describe the special United States federal income tax considerations applicable to:

•	any discounted debt securities; and

•	any debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes.

Registered Global Securities

We may issue registered debt securities of a series in the form of one or more fully registered global securities.  We will deposit the registered global security with a depositary or with a nominee for a depositary identified in the prospectus supplement relating to such series.  The global security or global securities will represent and will be in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the registered global security or securities.  Unless it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred, except as a whole in three cases:

•	by the depositary for the registered global security to a nominee of the depositary;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; and

•	by the depositary or any nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement concerning any portion of that series of debt securities to be represented by a registered global security.  We anticipate that the following provisions will generally apply to all depositary arrangements.

Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the principal amounts of the debt securities represented by the registered global security to the accounts of persons that have accounts with the depositary.  These persons are referred to as “participants.” Any underwriters, agents or debtors participating in the distribution of debt securities represented by the registered global security will designate the accounts to be credited.  Only participants or persons that hold interests through participants will be able to beneficially own interests in a registered global security.  The depositary for a global security will maintain records of beneficial ownership interests in a registered global security for participants.  Participants or persons that hold through participants will maintain records of beneficial ownership interests in a global security for persons other than participants.  These records will be the only means to transfer beneficial ownership in a registered global security.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form.  These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, the depositary or its nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture.  Except as set forth below, owners of beneficial interests in a registered global security:

•	may not have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of debt securities represented by a registered global security in definitive form; and

•	will not be considered the owners or holders of debt securities represented by a registered global security under the indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of the participant through which the person owns its interests, to exercise any rights of a holder under the indenture applicable to the registered global security.

We understand that, under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

Payment of Interest on and Principal of Registered Global Securities

We will make principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the registered global security.  None of Akeena Solar, the trustee, or any paying agent for debt securities represented by a registered global security will have any responsibility or liability for:

•	any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security;

•	maintaining, supervising, or reviewing any records relating to beneficial ownership interests;

•	the payments to beneficial owners of the global security of amounts paid to the depositary or its nominee; or

•	any other matter relating to the actions and practices of the depositary, its nominee or any of its participants.

We expect that the depositary, upon receipt of any payment of principal, premium or interest in respect of the global security, will immediately credit participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of a registered global security as shown on the depositary’s records.  We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing instructions and customary practices.  This is currently the case with the securities held for the accounts of customers registered in “street name.”  Such payments will be the responsibility of participants.

Exchange of Registered Global Securities

We may issue debt securities in definitive form in exchange for the registered global security if both of the following occur:

•
the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act; and

•	we do not appoint a successor depositary within 90 days.

In addition, we may, at any time, determine not to have any of the debt securities of a series represented by one or more registered global securities.  In this event, we will issue debt securities of that series in definitive form in exchange for all of the registered global security or securities representing those debt securities.

Our Covenants

The indenture includes covenants by us, including among other things that we will make all payments of principal and interest at the times and places required.  The board resolution or supplemental indenture establishing each series of debt securities may contain additional covenants, including covenants which could restrict our right to incur additional indebtedness or liens and to take certain actions with respect to our businesses and assets.

Events of Default

Unless otherwise indicated in the applicable prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued under the indenture:

•	failure to pay when due any interest on any debt security of that series that continues for 30 days;

•	failure to pay when due the principal of, or premium, if any, on, any debt security of that series;

•	default in the payment of any sinking fund installment with respect to any debt security of that series when due and payable;

•
failure to perform any other covenant or agreement of ours under the indenture or the supplemental indenture with respect to that series or the debt securities of that series, continued for 90 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series to which the covenant or agreement relates;

•	certain events of bankruptcy, insolvency or similar proceedings affecting us and our subsidiaries; and

•	any other event of default specified in any supplemental indenture under which such series of debt securities is issued.

Except as to certain events of bankruptcy, insolvency or similar proceedings affecting us and except as provided in the applicable prospectus supplement, if any event of default shall occur and be continuing with respect to any series of debt securities under the indenture, either the trustee or the holders of at least 25% in aggregate principal amount of outstanding debt securities of such series may accelerate the maturity of all debt securities of such series.  Upon certain events of bankruptcy, insolvency or similar proceedings affecting us, the principal, premium, if any, and interest on all debt securities of each series shall be immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration has been obtained by the trustee, the holders of a majority in aggregate principal amount of each affected series of debt securities may waive all defaults with respect to such series and rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured, waived or otherwise remedied.

No holder of any debt securities will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless such holder shall have previously given to the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the relevant series shall have made written request and offered indemnity satisfactory to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.  However, such limitations do not apply to a suit instituted by a holder of a debt security for enforcement of payment of the principal of and premium, if any, or interest on such debt security on or after the respective due dates expressed in such debt security.

Supplemental Indentures

We and the trustee may, at any time and from time to time, without prior notice to or consent of any holders of debt securities after issuance of such debt securities, enter into one or more supplemental indentures to, among other things:

•	secure any series of debt securities;

•	add any additional Events of Default;

•	to evidence for the succession of another corporation to us and the assumption by such successor of our covenants and obligations in the indenture and the debt securities;

•	surrender any right or power conferred upon us under the indenture or to add to our covenants for the protection of the holders of all or any series of debt securities;

•
cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debt securities that may be defective or inconsistent with any other provision contained therein, so long as any such action does not adversely affect the interests of the holders of debt securities of any series in any material respect;

•
add or change or eliminate any of the provisions of the indenture to the extent necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

•
change or eliminate any of the provisions of the indenture; provided that any such change or elimination shall become effective only when there are no debt securities outstanding of any series created prior to the execution of such supplemental indenture;

•	evidence and provide for the acceptance of appointment by a successor or separate trustee; and

•	establish the form or terms of debt securities of any series, in accordance with the indenture.

With the consent of the holders of at least a majority in principal amount of debt securities of each series affected by such supplemental indenture (each series voting as one class), we and the trustee may enter into one or more supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or modifying in any manner the rights of the holders of debt securities of each such series.

Notwithstanding our rights and the rights of the trustee to enter into one or more supplemental indentures with the consent of the holders of debt securities of the affected series as described above, no such supplemental indenture to be entered into after issuance of the debt securities shall, without the consent of the holder of each outstanding debt security of the affected series, among other things:

•	change the final maturity of the principal of, or any installment of interest on, any debt securities;

•	reduce the principal amount of any debt securities or the rate of interest on any debt securities;

•	change the currency in which any debt securities are payable;

•	release any security interest that may have been granted with respect to such debt securities;

•	impair the right of the holders to conduct a proceeding for any remedy available to the trustee;

•	reduce the percentage in principal amount of any series of debt securities whose holders must consent to an amendment or supplemental indenture;

•	modify the ranking or priority of the securities;

•	reduce any premium payable upon the redemption of any debt securities or change the time at which any debt security may be redeemed; or

•	make any change that adversely affects the relative rights of holders of subordinated debt securities with respect to senior debt securities.

Satisfaction and Discharge of the Indenture; Defeasance

Except to the extent set forth in a supplemental indenture with respect to any series of debt securities, we, at our election, may discharge the indenture and the indenture shall generally cease to be of any further effect with respect to that series of debt securities if (a) we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or (b) all debt securities of that series not previously delivered to the trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee the entire amount sufficient to pay at maturity or upon redemption all such debt securities.

In addition, we have a “legal defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, all of our obligations under such debt securities and the indenture with respect to such debt securities) and a “covenant defeasance option” (pursuant to which we may terminate, with respect to the debt securities of a particular series, our obligations with respect to such debt securities under certain specified covenants contained in the indenture).  If we exercise our legal defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default.  If we exercise our covenant defeasance option with respect to a series of debt securities, payment of such debt securities may not be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if we irrevocably deposit in trust with the trustee cash or U.S. government obligations (as defined in the indenture) for the payment of principal, premium, if any, and interest with respect to such debt securities to maturity or redemption, as the case may be.  In addition, to exercise either of our defeasance options, we must comply with certain other conditions, including the delivery to the trustee of an opinion of counsel to the effect that the holders of debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling from the Internal Revenue Service or other change in applicable Federal income tax law).

The trustee will hold in trust the cash or U.S. government obligations deposited with it as described above and will apply the deposited cash and the proceeds from deposited U.S. government obligations to the payment of principal, premium, if any, and interest with respect to the debt securities of the defeased series.  In the case of subordinated debt securities, the money and U.S. government obligations held in trust will not be subject to the subordination provisions of the indenture.

Mergers, Consolidations and Certain Sales of Assets

Under the proposed form of indenture, we may not (1) consolidate with or merge into any other person or entity or permit any other person or entity to consolidate with or merge into us in a transaction in which we are not the surviving entity, or (2) transfer, lease or dispose of all or substantially all of our assets to any other person or entity unless:

•
the resulting, surviving or transferee entity shall be a corporation organized and existing under the laws of the United States or any state thereof and such resulting, surviving or transferee entity shall expressly assume, by supplemental indenture, all of our obligations under the debt securities and the indenture;

•
immediately after giving effect to such transaction (and treating any indebtedness which becomes an obligation of the resulting, surviving or transferee entity as a result of such transaction as having been incurred by such entity at the time of such transaction), no default or event of default would occur or be continuing; and

•
we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Governing Law

The indenture and the debt securities will be governed by the laws of the State of New York.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, incorporator or stockholder of Akeena Solar, as such, shall have any liability for any obligations of Akeena Solar under the debt securities or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation, solely by reason of his, her, or its status as director, officer, incorporator or stockholder of Akeena Solar.  By accepting a debt security, each holder waives and releases all such liability, but only such liability.  The waiver and release are part of the consideration for issuance of the debt securities.  Nevertheless, such waiver may not be effective to waive liabilities under the federal securities laws and it has been the view of the SEC that such a waiver is against public policy.

Conversion or Exchange Rights

Any debt securities issued under the indenture may be convertible into or exchangeable for shares of our equity securities.  The terms and conditions of such conversion or exchange will be set forth in the applicable prospectus supplement.  Such terms may include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding our ability or that of the holder to convert or exchange the debt securities;

•	events requiring adjustment to the conversion or exchange price; and

•	provisions affecting conversion or exchange in the event of our redemption of such debt securities.

Concerning the Trustee

The indenture provides that there may be more than one trustee with respect to one or more series of debt securities.  If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under a supplemental indenture separate and apart from the trust administered by any other trustee under such indenture.  Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by the trustee only with respect to the one or more series of debt securities for which it is the trustee under an indenture.  Any trustee under the indenture or a supplemental indenture may resign or be removed with respect to one or more series of debt securities.  All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of (including authentication and delivery on original issuance of the debt securities), the debt securities of a series will be effected by the trustee with respect to such series at an office designated by the trustee.

The indenture contains limitations on the right of the trustee, should it become a creditor of Akeena Solar, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise.  If the trustee acquires an interest that conflicts with any duties with respect to the debt securities, the trustee is required to either resign or eliminate such conflicting interest to the extent and in the manner provided by the indenture.

Limitations on Issuance of Bearer Debt Securities

Debt securities in bearer form are subject to special U.S. tax requirements and may not be offered, sold, or delivered within the United States or its possessions or to a U.S. person, except in certain transactions permitted by U.S. tax regulations.  Investors should consult the relevant prospectus supplement, in the event that bearer debt securities are issued for special procedures and restrictions that will apply to such an offering.

DESCRIPTION OF WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock.  Securities warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities.  Each series of securities warrants will be issued under a separate warrant agreement to be entered into between us and a securities warrant agent.  The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of securities warrants or beneficial owners of securities warrants.  This summary of some provisions of the securities warrants is not complete.  You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants.  The securities warrant agreement, together with the terms of securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific securities warrants.

The particular terms of any issue of securities warrants will be described in the prospectus supplement relating to the issue.  Those terms may include:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies (including composite currencies) in which the price of such warrants may be payable;

•	the terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	the price at which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants will commence and the date on which such right shall expire;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	if applicable, the minimum or maximum amount of such warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange or exercise of such warrants.

The prospectus supplement relating to any warrants to purchase equity securities may also include, if applicable, a discussion of certain U.S. federal income tax and ERISA considerations.

Securities warrants for the purchase of preferred stock and common stock will be offered and exercisable for U.S. dollars only.  Securities warrants will be issued in registered form only.

Each securities warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement.

After the close of business on the expiration date, unexercised securities warrants will become void.  We will specify the place or places where, and the manner in which, securities warrants may be exercised in the applicable prospectus supplement.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities.  If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or common stock, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock purchasable upon exercise, including (i) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, any premium or interest on the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture, or (ii) in the case of securities warrants for the purchase of preferred stock or common stock, the right to vote or to receive any payments of dividends on the preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF UNITS

General

We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock and warrants in any combination.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units, including, but not limited to:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock and Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Enforceability of Rights by Holders of Units

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit.  A single bank or trust company may act as unit agent for more than one series of units.  A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us.  Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, the unit agents and any of their agents may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of that particular offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or markets on which such securities may be listed.

The maximum commission or discount to be received by any agent or underwriter will not be greater than eight percent (8%) of the maximum gross proceeds of the securities that may be sold under this prospectus.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases of our securities for the period of their appointment or to sell our securities on a continuing basis.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account.  The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.  The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement.  The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series.  We may change from time to time any initial public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.  We may use underwriters with whom we have a material relationship.  We will describe the nature of any such relationship in any prospectus supplement naming any such underwriter.  Only underwriters we name in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents.  Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act.  We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation.  We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act.  Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common stock, which is listed on the NASDAQ Capital Market.  We may elect to list any other class or series of securities on any exchange or market, but we are not obligated to do so.  It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.  We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.  Overallotment involves sales in excess of the offering size, which create a short position.  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.  Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions.  Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions.  Those activities may cause the price of the securities to be higher than it would otherwise be.  If commenced, the underwriters may discontinue any of these activities at any time.

Passive Market Making

Any underwriters who are qualified market makers on the NASDAQ Capital Market may engage in passive market making transactions in the securities on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security.  If all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-3 under the Securities Act with the Securities and Exchange Commission to register the securities offered by this prospectus.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement.  For further information with respect to us and our securities, please refer to the registration statement and the exhibits and schedules filed with it.  You may read and copy any document which we file with the Securities and Exchange Commission at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission and these reports, proxy statements, and other information can be inspected on the Internet site maintained by the SEC at http://www.sec.gov and at http://akeena.net/cm/Investor%20Relations/Home.html.

We are also subject to the information and periodic reporting requirements of the Exchange Act of 1934.  We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission to comply with the Exchange Act.

INFORMATION INCORPORATED BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with them under certain conditions, which means that we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered to be a part of this prospectus and any information that we file subsequent to this prospectus with the Securities and Exchange Commission will automatically update and supersede this information.  Our Exchange Act reports are filed under Securities and Exchange Commission file number 0001347452.  The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-KSB for the year ended December 31, 2007 filed with the Securities and Exchange Commission on March 19, 2008 and as amended on Form 10-KSB/A filed on September 12, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the Securities and Exchange Commission on May 14, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2008 filed with the Securities and Exchange Commission on August 12, 2008;

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the Securities and Exchange Commission on November 14, 2008;

•	The description of our common stock contained in our registration statement on Form 8-A filed with the Securities and Exchange Commission on September 21, 2007;

•	Our definitive proxy statement filed with the Securities and Exchange Commission on September 11, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 16, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 25, 2008.

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 6, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 1, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 6, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 25, 2008;

•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on December 9, 2008; and

•	Our Current Report on Form 8-K filed with the Securities Exchange Commission on December 16, 2008.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of this prospectus, through the date declared effective, until the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference into this prospectus.  These documents that we file later with the Securities and Exchange Commission and that are incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus.  You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

We will provide to any person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus, at no cost to the requesting party, upon request to us in writing or by telephone using the following information:

Akeena Solar, Inc.
Attention: General Counsel
16005 Los Gatos Boulevard
Los Gatos, California  95032
(408) 402-9400

EXPERTS

The consolidated financial statements of Akeena Solar, Inc. as of December 31, 2007 and 2006 and for the years then ended have been included in this prospectus in reliance upon the report of Burr, Pilger & Mayer LLP, independent registered public accounting firm, included herein, given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

DLA Piper LLP (US) has passed on the validity of the securities being offered in this prospectus and counsel named in the applicable prospectus supplement will pass upon legal matters for any underwriters, dealers or agents.

Akeena Solar, Inc.

COMMON STOCK
PREFERRED STOCK
DEBT SECURITIES
WARRANTS
AND UNITS

PROSPECTUS

January 30, 2009

1,785,714 Shares of Common Stock

2,000 Shares of Series A Preferred Stock

Seven-Year Warrants to Purchase 1,339,285 Shares

150 Trading-Day Warrants to Purchase 540,000 Shares

67 Trading-Day Warrants to Purchase 2,196,400 Shares

AKEENA SOLAR, INC.

Common Stock
Preferred Stock
Warrants

PROSPECTUS SUPPLEMENT

Cowen and Company

Roth Capital Partners

February 26, 2009